February 28, 2025

Miller Investment Trust

100 Market Street, Suite 203

Portsmouth, NH 03801

Ladies and Gentlemen:

A legal opinion (the “Legal Opinion”) was prepared and filed with Post-Effective Amendment No. 35 to the Miller Investment Trust Registration Statement (the “Registration Statement”). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 40 to the Registration Statement (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP